Exhibit 5.1

Mark R. Allen	942 South Shady Grove Road
Executive Vice President	Memphis, TN 38120
General Counsel and Secretary

July 30, 2018

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, by the Company of the following securities:

(i)         the Company’s debt securities (the “Debt Securities”), together with the guarantees thereof by the guarantors named in the Registration Statement (the “Guarantors”), to be issued in one or more series pursuant to an indenture, dated as of October 23, 2015, between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, as amended and supplemented as of the date hereof (the “Indenture”); and

(ii)        the Company’s common stock, par value $0.10 per share (the “Common Stock”).

In connection with the opinions expressed below, I have examined, or caused to be examined by attorneys under my supervision, originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus, the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than the Company) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties. I also have assumed that any stock certificates evidencing Common Stock to be issued pursuant to the Registration Statement will be duly executed and delivered and will conform to the specimen certificate to be filed with the Commission as Exhibit 4.11 to the Registration Statement, which I, or attorneys under my supervision, have examined. As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that, with respect to the Common Stock, when:

(a)        all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters has been taken; and

(b)        the shares of Common Stock have been issued and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement against receipt of the requisite consideration therefor provided for therein, or (ii) upon conversion or exchange of any of the Debt Securities, in accordance with the terms of such Debt Securities and the Indenture, the shares of Common Stock will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than the par value of the Common Stock.

In connection with the opinions expressed above, I have assumed that at or prior to the time of the issuance and delivery of any shares of Common Stock under the Registration Statement, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), and any additional registration statement filed under Rule 462 under the Securities Act will have become effective and such effectiveness will not have been terminated or rescinded; (ii) an appropriate supplement to the Prospectus with respect to the Common Stock will have been prepared, delivered and filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) the Company will have sufficient authorized but unissued and unreserved shares of Common Stock; (iv) the authorization applicable to such Common Stock will not have been modified or rescinded; (v) the Company shall remain a corporation validly existing and in good standing under the laws of the State of Delaware; and (vi) there shall not have occurred any change in law affecting the validity of such Common Stock. I also have assumed that neither the issuance and delivery of the Common Stock, nor the compliance by the Company with the terms of the Common Stock or the offering thereof, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

I do not find it necessary for purposes of this opinion and, accordingly, do not purport to cover herein the application of the Securities Act or “Blue Sky” or securities laws and regulations of the various states and other jurisdictions of the United States to the sales of Common Stock under the Registration Statement.

I am qualified to practice law in the State of Tennessee, and the foregoing opinion is limited to the laws of the State of Tennessee and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof and I undertake no, and disclaim any, obligation to advise you (or any third party) of any subsequent change in or development of law or fact that might affect the matters, conclusions, statements or opinions set forth herein.

Sincerely,

FedEx Corporation

/s/ Mark R. Allen
Mark R. Allen
Executive Vice President, General Counsel and Secretary